EXHIBIT 23.3
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectuses of Insulet Corporation for the registration of 1,197,892 shares of common stock and to the incorporation by reference therein of our report dated December 3, 2010, except for Note 20, as to which the date is May 31, 2011, with respect to the consolidated financial statements of Neighborhood Holdings, Inc. and Subsidiaries included in the current report on Form 8-K filed with Securities and Exchange Commission on June 6, 2011.
/s/ Cowan Bolduc Doherty LLC
Cowan Bolduc Doherty LLC
North Andover, MA
June 6, 2011